Exhibit 10.6

Description of Performance Criteria and Range of Certain Awards
under the Long-Term Performance Award
Program for the Period January 1, 2006 through January 3, 2009

The Long-Term Performance Award Program under the Stanley Works 1997 Long-Term Incentive Plan for the performance period commencing January 1, 2006 and ending January 3, 2009 provides for the grant of performance units to the members of our senior executive team that are settled in shares of Stanley Common Stock if and to the extent corporate financial goals are achieved over the performance period. The performance criteria approved by the Compensation and Organization Committee under the 2006 to 2008 Long-Term Performance Award Program are based on achievement of corporate earnings per share and return on capital employed targets over the three year performance period from January 1, 2006 to January 3, 2009.

The range of performance units to be granted under the 2006 to 2008 Long-Term Performance Award Program to our Chief Executive Officer and other four most highly compensated executive officers for achievement of threshold performance is from 1,650 to 7,765 performance units, for achievement of target performance is from 3,300 to 15,530 performance units, and for achievement of maximum performance is from 6,601 to 31,062 performance units.